Exhibit 10.1

17 August 2009

Dear David:

This letter will outline the terms regarding the termination of your employment from EMS Technologies, Inc.

Last Day Worked & Working Notice:  Your last day in the office will be Monday 17 August 2009. Subject to your agreement within the 45-day period described below, EMS Technologies, Inc. agrees to pay you 12 weeks (through 9 November 2009) in lieu of notice.  During this time, and as a condition of these payments, you are expected to be available for, and to perform in good faith, transition activities on an as-needed basis during normal business hours but you are not expected to report for work in EMS’ offices.

Severance Pay & Termination Date:  Subject to your agreement within the 45-day period described below, EMS Technologies, Inc. agrees to pay you 26.5 weeks severance (10 November 2009 through 14 May 2010). Severance will continue without interruption until the date you begin a new, regular full time career role which is comparable in salary to the position you held at EMS or until you reach the end of your severance period, whichever comes first.  Your Official Termination Date will be on your last day paid.

2009 Incentive Compensation: Effective 17 August 2009 you will no longer qualify for participation in the 2009 Executive Annual Incentive Compensation Plan or the EMS Performance Bonus (EPB).

Stock Options:  I have enclosed a statement outlining the status of your stock option agreements.  Under the terms of the stock option plan your termination date will be 17 August 2009. You will be eligible to exercise any vested options for 3 months after your termination date.

Retirement & Stock Purchase Plans:  As a participant in the Retirement Program, you are entitled to withdraw any vested account balances after the end of your working notice.  As a participant in the Stock Purchase Plan, you are entitled to withdraw your share balance or to have it sold on your behalf.  Appropriate forms and details as to your alternatives may be obtained from Fidelity Investments or Smith Barney as appropriate.

Accrued Vacation Pay:  You will receive vacation pay accrued through 17 August 2009.  This will be included in your 4 September 2009 paycheck.

Medical Benefits:  Your medical and other insurance benefits will cease as of midnight on your last day paid.    Under federal law, after your benefits cease, you are entitled to continue your medical coverage through COBRA.  You will also continue to participate in the executive medical reimbursement plan through your last day paid.

David A. Smith
17 August 2009

Return of Assets:  Your company provided laptop computer and cell phone must be turned in on 17 August 2009. We will provide a disc of any personal information that may be stored on your company computer.

Outplacement Services:  In lieu of outplacement, EMS Technologies, Inc. agrees to pay you $15,000.

Confidentiality Restriction:  EMS Technologies, Inc. expects you to maintain your obligation and agreement to protect the confidentiality of, and to refrain from using, any trade secrets or confidential information of EMS Technologies, Inc.  In the case of trade secrets, this restriction shall continue for so long as such information is maintained as a trade secret by EMS Technologies, Inc.  In the case of other confidential business information, such restriction shall continue for a period of two years from your Official Termination Date.  If you have any uncertainty as to whether particular information constitutes a trade secret or other confidential information, you may contact me or EMS Technologies, Inc. General Counsel for guidance as to EMS Technologies, Inc. position.

Thank you for your contributions to EMS Technologies, Inc. and best wishes in your future endeavors.  If you have any questions or would like to discuss any item outlined above please feel free to contact me.

Sincerely,
EMS Technologies, Inc.

Neil Mackay
Executive Vice President and Chief Operations Officer

David A. Smith
17 August 2009

Miscellaneous Terms Agreed to by the Parties
The parties mutually agree to the following terms:

1.	Either party may enforce this agreement in court if the other party breaches it.

2.	If a court refuses to enforce any part of this agreement, the remainder of the agreement will not be affected and will remain in force.

3.	In entering into this agreement, neither employer nor employee admits violating any state, federal or local laws.

4.
This agreement contains the entire and only agreement between the parties with respect to the subject matter hereof; except, however, that it is understood and agreed that nothing in this Agreement modifies any pre-existing obligations of confidentiality or covenants not to solicit EMS employees, and that any such obligations and covenants continue in full force and effect.  Except as set forth herein, the parties waive any oral or written promises or assurances that are not contained in this agreement.

Your Assurances to EMS Technologies, Inc.
This agreement is a legal document with legal consequences.  EMS wants to be certain that you fully understand the legal effect of signing this agreement.  You, therefore, make the following assurances to EMS:

1.	You have read this agreement and understand all of its provisions.

2.	You voluntarily enter into this agreement, which is contractual in nature.

3.	You have been allowed 45 days to study and consider this agreement and to consult with your lawyer, accountant, spouse, or anyone else whose advice you value before signing it.

4.	You certify that EMS has urged you to consult with your lawyer before entering into this agreement.

5.
You certify that you understand that you may revoke this agreement within 7 days after signing it by notifying EMS in writing of your wish to revoke the agreement.  You also acknowledge that this agreement does not take effect until seven days after it was signed.

David A. Smith
17 August 2009

ACCEPTED AND AGREED:

In consideration of the severance pay set forth in this letter, both parties (EMS Technologies, Inc., and David A. Smith) hereby release any and all claims that may be brought against one party by the other party, of any nature whatsoever, including but not limited to claims arising in tort, contract or under federal or state discrimination laws, an implied covenant of good faith and fair dealing allegation, common law or equity that David A. Smith might otherwise be entitled to assert against EMS Technologies, Inc., its parent corporation, subsidiaries, employees, directors and agents—that EMS Technologies, Inc., its parent corporation, subsidiaries, employees, directors and agents might be able to assert against David A. Smith, arising out of or related David A. Smith’s employment with EMS Technologies, Inc. or the termination of that employment, except for the rights and obligations of the parties as set forth in this letter, and EMS Technologies, Inc. and David A. Smith’s covenant not to bring suit or otherwise commence any legal proceedings based on or asserting any such claim, including any proceeding which results from a charge or action filed on behalf of either party by a state or federal administrative agency, except with respect to the enforcement of rights and obligations set forth in this letter.  This agreement specifically includes age discrimination claims arising under the Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act, 42 U.S.C. Section 621 et seq.; Americans with Disabilities Act; Executive Order 11246; Equal Pay Act; Employee Retirement Income Security Act of 1974; Rehabilitation Act of 1973; Immigration Reform and Control Act; Title VII, Civil Rights Act of 1964; Veterans’ Re-employment Rights, 38 U.S.C. Sections 2021-26; Section 11(c), Occupation Safety and Health Act; Section 15(a)(3), Fair Labor Standards Act; and Worker’s Compensation Act.  Both parties agree that if either party breaks this promise and files a lawsuit based on legal claims contracted as being released by this agreement, the party that files a lawsuit will pay all costs incurred defending this action by the defending party.  This includes reasonable attorney’s fees.

/s/ David A. Smith
(Signed) David A. Smith

September 9, 2009
Date

/s/ Paul B. Domorski
(Signed) Neil Mackay for EMS Technologies, Inc.

September 11, 2009
Date